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CUSIP NO. 292872108                  13G                    PAGE 1 OF 4 PAGES



                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G


                     Under the Securities Exchange Act of 1934
                                 (Amendment No.1)1



                            ENGINEERING ANIMATION, INC.
              ----------------------------------------------------------
                                  (Name of Issuer)


                            Common Stock, $.01 par value
              ----------------------------------------------------------
                           (Title of Class of Securities)


                                     292872108
              ----------------------------------------------------------
                                   (CUSIP Number)




1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








Page 1 of 4 Pages
No Exhibit Index

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CUSIP NO. 292872108                  13G                    PAGE 2 OF 4 PAGES


-------------------------------------------------------------------------------
 1 Names of Reporting Persons.  S.S. or I.R.S. Identification No. of
     Above Person

                                 MARTIN J. VANDERPLOEG
-------------------------------------------------------------------------------
 2 Check the Appropriate Box if a Member     (a)  / /
   of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 3 SEC Use Only

-------------------------------------------------------------------------------
 4 Citizenship or Place of Organization
                                             UNITED STATES
-------------------------------------------------------------------------------
Number of Shares              5 Sole Voting Power
 Beneficially                                         578,103
 Owned by                    --------------------------------------------------
 Each Reporting               6 Shared Voting Power
 Person With                                             0
                             --------------------------------------------------
                              7 Sole Dispositive Power
                                                        578,103
                             --------------------------------------------------
                              8 Shared Dispositive Power
                                                          0
-------------------------------------------------------------------------------
 9 Aggregate Amount Beneficially Owned by Each Reporting Person
                           578,103
-------------------------------------------------------------------------------
10 Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    / /

-------------------------------------------------------------------------------
11 Percent of Class Represented by Amount in Row (9)
                                         8.61%
-------------------------------------------------------------------------------
12 Type of Reporting Person*
               IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 292872108                  13G                    PAGE 3 OF 4 PAGES

ITEM 1.

     (a)  Engineering Animation, Inc.
     (b)  2321 North Loop Drive
          Ames, Iowa  50010


ITEM 2.

     (a)  Martin J. Vanderploeg
     (b)  c/o  Engineering Animation, Inc.
          2321 North Loop Drive
          Ames, Iowa  50010
     (c)  United States
     (d)  Common Stock
     (e)  292872108


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.


ITEM 4.   OWNERSHIP

     (a) See response to Number 9 on cover page. Includes 266,344 shares issuable upon exercise of vested options and options that will vest within 60 days.
     (b)       See response to Number 11 on cover page.
     (c)(i)    See response to Number 5 on cover page.
     (c)(ii)   See response to Number 6 on cover page.
     (c)(iii)  See response to Number 7 on cover page.
     (c)(iv)   See response to Number 8 on cover page.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

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CUSIP NO. 292872108                  13G                    PAGE 4 OF 4 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.


ITEM 10.  CERTIFICATION

     Not Applicable.



                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 13, 1998
                             -------------------------------------------------
                                                   Date

                                         /s/ Martin J. Vanderploeg
                             -------------------------------------------------
                                                 Signature

                             Martin J. Vanderploeg, Executive Vice President,
                                       Engineering Animation, Inc.

                             -------------------------------------------------
                                                Name/Title